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EXHIBIT 10.18

CIMAREX ENERGY CO.

DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

Effective as of May 19, 2004
Amended and Restated, Effective as of January 1, 2009

i

DEFERRED COMPENSATION PLAN
FOR NONEMPLOYEE DIRECTORS

PREAMBLE

        CIMAREX ENERGY CO., a Delaware corporation (the "Company"), adopted the Cimarex Energy Co. Deferred Compensation Plan for Nonemployee Directors (the "Plan"), effective as of May 19, 2004 (the "Effective Date"), to permit nonemployee directors of its Board of Directors to defer receipt of a portion of their anticipated Director's Fees. The Company hereby amends the Plan, effective as of January 1, 2009, to bring the Plan into compliance with the applicable provisions of section 409A of the Internal Revenue Code.

ARTICLE I

DEFINITIONS

        Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise. In addition, unless some other meaning or intent is apparent from the context, the plural shall include the singular and vice versa; and masculine, feminine, and neuter words shall be used interchangeably.

        1.1   "Account" means, with respect to each Participant, the Cash Account and the Deferred Compensation Unit Account established pursuant to ARTICLE III below.

        1.2   "Administrator" means the Company's Human Resource Officer.

        1.3   "Beneficiary" means the person, trust or other entity designated by the Participant in accordance with Section 5.4 below to receive payment under the Plan in the event of the Participant's death. If the Participant fails to designate a Beneficiary, or if all of the Participant's designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be his or her estate.

        1.4   "Board" means the Board of Directors of the Company.

        1.5   "Code" means the Internal Revenue Code of 1986, as now or hereafter amended and in effect.

        1.6   "Company" means Cimarex Energy Co., a Delaware corporation.

        1.7   "Committee" means the Governance Committee of the Board or such other committee, officer or person as the Board may designate from time to time.

        1.8   "Common Stock" means the Company's common stock, $0.01 par value, and, after substitution, such other stock as may be substituted therefor pursuant to Section 3.3.

        1.9   "Deferred Compensation Units" shall mean units held in a notional account in which each unit represents a value equivalent to one share of Common Stock.

        1.10 "Director" means a member of the Board.

        1.11 "Director's Fees" means the annual retainer, attendance fees, committee membership fees, or other compensation, paid in cash or Restricted Stock by the Company to a Director for services as a Director. Director's Fees shall not include expense reimbursements.

        1.12 "Eligible Director" means a Director who is not a common-law employee of the Company or any subsidiary of the Company. A Director who is not a common-law employee of the Company or any subsidiary of the Company becomes an Eligible Director automatically on the date he or she is elected to the Board.

        1.13 "Participant" means an Eligible Director who has elected to defer payment of all or a portion of his or her Director's Fees under the Plan. A person remains a Participant so long as he or she has an Account balance under the Plan, whether or not such person remains an Eligible Director.

        1.14 "Plan" means the Cimarex Energy Co. Deferred Compensation Plan for Nonemployee Directors, as set forth herein, together with all amendments hereto.

        1.15 "Restricted Stock" shall have the meaning ascribed to such term by the Cimarex Energy Co. 2002 Stock Incentive Plan.

        1.16 "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, of the Participant's spouse, or of a dependent (as defined in Code section 152(a), without regard to subsections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In addition, the imminent foreclosure, or eviction from the Participant's primary residence, the need to pay for medical expenses (including non-refundable deductibles as well as the costs of prescription medications), and the need to pay funeral expenses of a spouse, beneficiary, or dependent (as defined in Code section 152(a), without regard to subsections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency. The need to pay college tuition and the desire to purchase a home will not be considered to constitute Unforeseeable Emergencies.

ARTICLE II

DEFERRALS

        2.1    Deferral Elections.    An Eligible Director may elect to defer all or any portion of the Director's Fees that he or she anticipates earning. The election shall be made and filed with the Company no later than the last day of the calendar year immediately preceding the calendar year in which the Director begins performing the services for which Director's Fees that are payable in cash are earned. In the case of Director's Fees payable in Restricted Stock, the election shall be made no later than the last day of the calendar year immediately preceding the calendar year of the annual meeting following which such shares of Restricted Stock are awarded. Such elections shall be made by filing a written notice with the Company in such form, in such manner and by such time as the Administrator shall specify. Notwithstanding the foregoing, the initial elections under this Plan shall be made not later than thirty days after the Effective Date. Notwithstanding the foregoing, a Director who first becomes an Eligible Director during a calendar year may, within thirty days following the date on which he or she becomes an Eligible Director, elect to defer Director's Fees that he or she has not yet earned (as of the date such Director files a deferral election with the Company). Once made, an election to defer shall be irrevocable.

        2.2    Allocation of Deferrals.    Deferrals of cash compensation shall be allocated to the Cash account. Deferrals of Restricted Stock shall be treated as an election to exchange the number of shares of Restricted Stock subject to the election for an equal number of Deferred Compensation Units, which shall be allocated to the Deferred Compensation Unit account.

        2.3    Changes in Deferral Elections.    Deferral elections shall be irrevocable.

        2.4    Accounting.    The Company shall credit a Participant's deferrals during a calendar year to the Account established for such Participant for such year, pursuant to ARTICLE III below, as of the date on which the amount deferred would otherwise have been paid or made available to the Participant.

ARTICLE III

ACCOUNTS

        3.1    Establishment and Nature of Participant Accounts.    The Company shall establish and maintain, in the name of each Participant, Accounts to reflect the Participant's interest under the Plan. A separate Account shall be established and maintained for each Participant for each year in which such Participant makes deferrals under the Plan. Each such Account may, depending on the Eligible Director's election, include the following subaccounts: Cash Account and a Deferred Compensation Unit Account. The maintenance of such Accounts is for recordkeeping purposes only. No funds or other assets of the Company shall be segregated or attributable to the amounts that may be credited to a Participant's Accounts from time to time, but rather benefit payments under the Plan shall be made solely from the general assets of the Company at the time any such payments become due and payable.

        3.2    Account Earnings.

          (a)    Cash Account.    All amounts credited to a Participant's Cash Account shall bear interest from the date as of which such amounts are credited to the Cash Account through the date on which they are actually paid to the Participant. The Company shall credit such interest to each of a Participant's Cash Accounts as of the last day of each calendar quarter; provided, however, that interest for the quarter in which an Account is distributed shall be credited to that Account no later than the date of distribution. The rate of interest earned by each Account for a calendar quarter shall be based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent.

          (b)    Deferred Compensation Unit Account.    Deferrals credited to a Participant's Deferred Compensation Unit Account will be credited in units, each of which is equal in value to one share of Common Stock, in accordance with standard recordkeeping procedures. If the Company pays a dividend on its Common Stock and the Participant is in active service on the Board on the date the dividend is paid, the Company shall pay the dividend to the Participant in cash on the same date it pays the dividend to its shareholders. If the Company pays a dividend on its Common Stock and the Participant is not in active service on the Board on the date the dividend is paid, the Company shall credit to the Participant's Cash Account an amount that is equal to the product of the dividend per share times the number of Deferred Compensation Units credited to the Participant's Deferred Compensation Unit Account on the record date for the dividend. The amount shall be payable at the time determined under ARTICLE V.

        3.3    Change in Outstanding Shares.    In the event of any change in outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation or exchange of shares or other similar corporate change, the Board shall make such adjustments, if any, that it deems appropriate in the number of Deferred Compensation Units then credited to the Participants' Accounts. Any and all such adjustments shall be made in accordance with Code sections 409A and 424. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

        3.4    Account Statements.    After the close of each calendar year, or more frequently as the Administrator, in its sole discretion, determines, the Company shall furnish each Participant with a statement of the value of his or her Accounts.

ARTICLE IV

VESTING

        A Participant shall be fully vested in his or her Accounts at all times, subject only to his or her status as a general unsecured creditor of the Company in the event of the Company's insolvency or bankruptcy and provided that Deferred Compensation Units shall become vested at the same time or times that the restrictions on the Restricted Stock for which they were exchanged would have lapsed.

ARTICLE V

DISTRIBUTIONS

        5.1    Timing and Form of Distribution.

        (a)   Except as provided otherwise in this ARTICLE V, each of the Participant's Accounts shall be distributed or commence to be distributed to the Participant on the distribution date specified for such Account by the Participant. Subject to subsection 5.1(c) below, the Participant shall specify the date on which each of his or her Accounts shall be distributed or shall commence to be distributed at the time he or she makes, and as a part of, an election to defer the Director's Fees credited to that Account. The Participant may make a separate election with respect to each of his or her Accounts.

        (b)   Except as provided otherwise in this ARTICLE V, each of the Participant's Accounts shall be distributed to the Participant in the form elected for such Account by the Participant. The Participant may elect to have an Account distributed in either a lump sum or in annual installments over a period not to exceed five years. Subject to subsection 5.1(c) below, the Participant shall specify the form in which each of his or her Accounts is to be distributed at the time such Participant makes, and as a part of, an election to defer the Director's Fees credited to that Account. The Participant may make a separate election with respect to each of his or her Accounts. If the Participant elects installment distributions, for purposes of Code section 409A the installments shall be treated as a single payment.

        (c)   A Participant may change the timing and/or form of distribution for one or more of his or her Accounts at any time, so long as such change is requested in writing (and such request is filed with the Company) at least twelve months prior to the date on which any payment is scheduled to be distributed or to commence to be distributed, the changed election is not effective for twelve months after the date it is made and filed with the Administrator, and the new payment date is at least sixty months after the original payment date; provided, however, that the Participant may not make more than one such change. Any change that is requested by a Participant less than twelve months prior to the date on which any payment is scheduled to be distributed or to commence to be distributed, or a second change to the timing and/or form of distribution for any of the Participant's Accounts, shall be null and void.

        5.2    Change of Control.

        (a)   Notwithstanding Section 5.1 above, upon the closing of the transactions that constitute a "Change of Control," as defined in subsection 5.2(b) below, all account balances shall be fully vested. If the "Change of Control" is also a change of control within the meaning of Code Section 409A all Account balances shall be paid in full within 30 days after the Change of Control on a date selected by the Company. Otherwise, Account balances shall be paid according to the Participant's election under Section 5.1.

        (b)   For purposes of this Section 5.2, "Change of Control" means the occurrence of any of the following events on or after the January 1, 2009, (the "Effective Date") provided that in the event Code section 409A applies to payments under this Plan, a Change of Control shall be deemed to have occurred only if the event is also a change of control within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder or not inconsistent therewith.

          (i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock (the

  "Common Stock") of the Company (the "Outstanding Company Common stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of paragraph (iii) below; or

          (ii)   During any period of twelve months beginning after the Effective Date, individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director at the beginning of such twelve-month period, whose election, appointment or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  The closing of a reorganization, share exchange or merger (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 40% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

          (iv)  The closing of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

        5.3    Unforeseeable Emergency.    Any Participant, who the Committee determines has experienced (or would experience, if a withdrawal were not permitted) an Unforeseeable Emergency, shall be entitled to withdraw such amount from his or her Accounts that is reasonably necessary to satisfy the emergency need plus an amount necessary to pay the taxes (which may include Federal, state, local, or foreign income taxes or penalties) reasonably anticipated as a result of the distribution. The determination of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation that the Participant is expected to receive from the cancellation of deferrals under this Plan provided for below. A Participant shall be required to submit a written request for such a withdrawal, together with such supporting documentation as the Committee may require, to the Committee for review and approval. Such request may specify the Account(s) from which the Participant wishes to make the withdrawal. If the request fails to do so, or if the balances in the specified Account(s) are insufficient to cover such withdrawal, then any amounts for which no designation has been made (or which are in excess of the designated balances) shall be withdrawn from the Participant's Accounts, from oldest to newest, until the withdrawal amount is satisfied. Upon the approval of a Participant's request for such a withdrawal, the Participant's deferrals under the Plan shall be cancelled. A distribution under this Section 5.3 shall occur within 10 days (on a date determined by the Company) after the Committee approves the Participant's request. Notwithstanding the foregoing, distribution under this Section 5.3 may not be made to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. Notwithstanding the foregoing, any distribution under this section 5.3 shall be made in compliance with Code section 409A, the regulations and other guidance promulgated thereunder.

        5.4    Payment of Benefits Following Death.    Upon the death of a Participant, any undistributed balances in the Participant's Accounts shall be distributed to the Participant's Beneficiary(ies) in a lump sum in the calendar year following the calendar year in which the Participant died. A Participant shall designate a Beneficiary or Beneficiaries on a form (filed with the Company) as the Administrator shall prescribe. The Participant may change the designation (i.e., the identity) of a Beneficiary at any time by filing a new Beneficiary designation with the Company. Any such change shall be effective only if the Participant is alive at the time the Company receives the changed designation. The most recent beneficiary designation on file with the Company shall be controlling.

        5.5    Alternate Time of Distribution.    Notwithstanding anything in this Plan to the contrary, the Company may make payments under this Plan as provided under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), or (j)(4)(vii) (income inclusion under section 409A).

ARTICLE VI

ADMINISTRATION

        6.1    Plan Administration.

        (a)   The Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and shall have the power to take any action necessary or appropriate to carry out such responsibilities. Without limiting the foregoing, and in addition to the authority and duties specified elsewhere herein, the Administrator shall have the discretionary authority to construe, interpret and apply the terms and provisions of the Plan; to prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan; and to make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient. Decisions of the Administrator shall be final and binding upon the Participants, and their legal representatives and beneficiaries.

        (b)   No Director may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely his or her Accounts under the Plan, except in exercising an election available to that Director in his or her capacity as a Participant.

        6.2    Claims Procedure.    A Participant or Beneficiary, as applicable, shall file any claim for payments under the Plan with the Administrator, which shall consider such claim and notify the claimant of its decision with respect thereto within ninety (90) days (or within such longer period, not to exceed one hundred eighty (180) days, as the Administrator determines is necessary to review the claim; provided that the Administrator notifies the claimant of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the claimant may appeal such denial to the Committee, provided he or she does so within sixty (60) days of receiving the Administrator's determination. The Committee shall consider the appeal and notify the claimant of its decision with respect thereto within sixty (60) days (or within such longer period, not to exceed one hundred twenty (120) days, as the Committee determines is necessary to review the appeal; provided that the Committee notifies the claimant of the extension within the original sixty (60) day period). The Committee's decision upon any appeal shall be final and binding on all parties.

        6.3    Expenses.    All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

ARTICLE VII

AMENDMENT, MODIFICATION AND TERMINATION

        This Plan may be amended, modified or terminated at any time by the Committee; provided, however, that no such amendment, modification or termination may adversely affect the rights of any Participant, without his or her consent, to any benefit under the Plan to which he or she was entitled prior to the effective date (or, if later, the adoption date) of such amendment, modification or termination. Notwithstanding the foregoing, the Plan may be amended or modified in any manner necessary to comply with the provisions of the Internal Revenue Code, as such provisions may be modified on or after May 19, 2004. In the event of the termination of this Plan pursuant to this ARTICLE VII, no further elections may be made under the Plan and no existing elections may be changed. Following termination of the Plan, Accounts shall be paid in accordance with one of the events specified in Treas. Reg. Section 1.409A-3(j)(4)(ix). If none of the conditions or events specified in Treas. Reg. Section 1.409A-3(j)(4)(ix) applies, following termination of the Plan, a Participant's Accounts shall be distributed to the Participant at the time or times previously elected by the Participant under ARTICLE V.

ARTICLE VIII

MISCELLANEOUS

        8.1    Unfunded Plan.    The Plan shall be unfunded and all benefits under the Plan shall be paid solely from the Company's general assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future. No Participant or Beneficiary shall have any preferred claim to the amounts credited to a Participant's Accounts or to any assets of the Company on account of a Participant's participation in the Plan prior to the time such amounts are actually paid to the Participant or Beneficiary, and then only to the extent of any such payment. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company.

        8.2    Withholding for Taxes and Other Deductions.    The Company shall have the right to deduct from any deferral to be made or any distribution or withdrawal to be paid under the Plan any applicable taxes that it is required by law to withhold and any amounts owed by the Participant to the Company but no more than the amount permitted under Treas. Reg. Section 1.409A-3(j)(9)(xiii), in the case of amounts other than required tax withholding.

        8.3    No Right to Directorship.    Nothing contained in the Plan or in any Deferral Agreement executed by a Participant in connection herewith shall be construed to (a) confer upon any Director any right to continue as a Director, (b) restrict in any way the Company's right to terminate or change the terms or conditions of any Director's directorship at any time, or (c) confer upon any Director or any other person any claim or right to any distribution under the Plan except in accordance with its terms.

        8.4    No Rights as a Stockholder.    A Participant shall have no voting or any other rights as a stockholder of the Company with respect to the Deferred Compensation Units. Upon payment of the Deferred Compensation Units and the transfer of shares of Common Stock to the Participant, the Participant shall have all of the rights of a stockholder of the Company. The Participant's right to receive Common Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

        8.5    Alienation Prohibited.    Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge or encumber, either voluntarily or involuntarily, any amount due or expected to become due under the Plan. Nor shall any such amounts be subject to garnishment, execution, levy or other seizure by any creditor of a Participant or Beneficiary.

        8.6    General Limitation of Liability.    Neither the Company, the Board, the Committee, the Administrator nor any other person shall be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof, except, and only to the extent of, liability imposed because of willful misconduct, gross negligence or bad faith. All benefit payments shall be made solely from the Company's general assets.

        8.7    Applicable Law.    The Plan shall be construed and its validity determined in accordance with the laws of the State of Delaware to the extent such laws are not preempted by federal law.

        8.8    Successors and Assigns.    The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the Company's successors and assigns, including without limitation any entity into which the Company may be merged or with which the Company may be consolidated.

        8.9    Section 409A Savings Clause.    It is the intention of the Company that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Plan shall be construed and administered in accordance with such intent. To the extent such potential payments could become subject to Code Section 409A, the Company shall be entitled to amend the Plan with the goal of giving the participants the economic benefits described herein in a manner that does not result in such tax being imposed

        Dated: December 5, 2008.

CIMAREX ENERGY CO.
By:	/s/ F. H. Merelli
Name:	F. H. Merelli
Title:	President and Chief Executive Officer

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